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                                  CONTACT:        Gale L. Griffin 201/894-2407
                                                  Director, Corporate
                                                  Communications




CPC INT'L ANNOUNCES RESTRUCTURING MEASURES TO CONTINUE STRENGTHENING BUSINESS; WILL RESULT IN SECOND QUARTER CHARGE


         ENGLEWOOD CLIFFS, NJ, June 23, 1994 -- CPC International Inc. today announced that the company will take a pre-tax restructuring charge of $227 million during the second quarter of 1994. On an after-tax basis, the charge will amount to $.92 per share.
         C.R. Shoemate, chairman and chief executive officer of CPC, said: "CPC has been proactively restructuring for the past several years to ensure that we remain as competitive in the future as we have been in the past. Over the last several years we have absorbed the related restructuring costs on an ongoing basis.
         "The charge of $227 million recognizes the cost of additional restructuring activities around the world, which are being compressed into the next 18 to 24 months in order to anticipate now the competitive needs of the ever more unified markets of the late 1990s. The majority of the charge recognizes actions to be taken in our European and North American consumer foods businesses. Most of the rest of the charge relates to our Latin American corn refining business.
         "Our objective in Europe and North America is to reduce costs and to further strengthen our brand franchises through marketing investments and by enhancing the value of our products and services. In Latin America, we are taking important strategic steps to strengthen our competitive position in our corn refining business."
         About two-thirds of the charge is for non-cash for write-off of assets, including some plant closures. The charge also includes the cost of a phased reduction in personnel of about 2,600 worldwide, according to Mr. Shoemate. CPC's total worldwide headcount is currently about 39,000.





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         "Our businesses are already sound, profitable, and growing, and they are more competitive today as a result of our ongoing restructuring moves of the last several years. These past moves have included the closing of six plants in North America and substantial relocation of production within Europe to achieve efficiencies in the unifying European market.
         "But positioning our businesses for competitive advantage over the next several years, as we have been doing, is not enough. The charge announced today represents a longer-term, more aggressive view. We are taking actions now for competitive advantage in the major world markets at the end of the decade," Mr. Shoemate said.
         Regarding CPC's earnings outlook for 1994, Mr. Shoemate said, "Excluding the charge, our earnings expectation for 1994 remains unchanged."

ABOUT CPC INTERNATIONAL: With sales in 1993 of $6.7 billion, CPC International Inc. is among the ten largest U.S. food companies and ranks as one of the 100 largest industrial companies in the U.S. Consumer foods account for 84% of the company's total sales. Best known among CPC's U.S. products are: Hellmann's and Best Foods mayonnaise, Mazola corn oil and margarine, Skippy peanut butter, Thomas' English muffins, Arnold breads, Mueller's pasta products, Karo and Golden Griddle syrups, and Knorr sauces, soups and bouillons. Deriving more than 60% of its sales from operations outside the U.S., CPC is one of the nation's most international food companies. CPC is also one of the largest corn refiners, with operations in North America and Latin American. Worldwide, CPC International has operations in 59 countries.





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